Exhibit 1.2

October     , 2007

UBS Financial Services, Inc.

299 Park Avenue

New York, NY 10171

Re: DuPont Fabros Technology, Inc. – Directed Share Program

Ladies and Gentlemen:

Reference is made to an underwriting agreement (the “Underwriting Agreement”) dated the date hereof among DuPont Fabros Technology, Inc. (the “Company”), DuPont Fabros Technology, L.P., and Lehman Brothers Inc. and UBS Securities LLC, as representatives of the several underwriters named in Schedule 1 to the Underwriting Agreement (collectively, the “Underwriters”), pursuant to which the Company proposes to sell shares of its common stock to the Underwriters. Terms defined in the Underwriting Agreement and not otherwise defined herein are used herein as therein defined. The Company has requested UBS Financial Services, Inc. (“UBS-FinSvc”), an affiliate of UBS Securities LLC, to administer a directed share program (the “Directed Share Program”) under which up to 1,575,000 shares of Firm Stock, or 5% of the shares of Firm Stock to be purchased by the Underwriters (the “Reserved Stock”), shall be reserved for sale by UBS-FinSvc, at the initial public offering price, to certain associates of the Company as designated by the Company (the “Directed Share Participants”) as part of the distribution of the Stock by the Underwriters, subject to the terms of the Underwriting Agreement, the applicable rules, regulations and interpretations of the Financial Industry Regulatory Authority (“FINRA”), and all other applicable laws, rules and regulations. The number of shares of Stock available for sale to the general public will be reduced to the extent that Directed Share Participants purchase Reserved Stock. The Underwriters may offer any Reserved Stock not purchased by Directed Share Participants to the general public on the same basis as the other Stock being issued and sold under the Underwriting Agreement. The Company has supplied UBS-FinSvc with the names, addresses and telephone numbers of the individuals or other entities which the Company has designated to be participants in the Directed Share Program. It is understood that any number of those so designated to participate in the Directed Share Program may decline to do so.

1. The Transaction Entities, jointly and not severally, represent and warrant to, and agree with UBS-FinSvc that:

(a) the Registration Statement, the Prospectus and the Pricing Disclosure Package comply, and any further amendments or supplements thereto will comply, with any applicable laws or regulations of any foreign jurisdiction in which the Prospectus or the Pricing Disclosure Package is distributed in connection with the Directed Share Program; and no approval, authorization, consent or order of or filing with any governmental or regulatory commission, board, body, authority or agency, other than those heretofore obtained, is required in connection with the offering of the Reserved Stock in any jurisdiction where the Reserved Stock is being offered;

(b) the Company has not offered, or caused the Underwriters to offer, Stock to any person pursuant to the Directed Share Program with the intent to influence unlawfully (i) a client of the Company or any of the subsidiaries to alter the client’s level or type of business with the Company or any of the subsidiaries, or (ii) a trade journalist or publication to write or publish favorable information about the Company or any of the subsidiaries or any of their respective products or services; and

(c) the representations and warranties of the Transaction Entities are true and correct as of the date hereof and will be true and correct as of the Initial Delivery Date.

2. The Company covenants and agrees with UBS-FinSvc that the Company will pay or cause to be paid all costs and expenses of the Underwriters relating to the Directed Share Program, including the fees and disbursements of counsel for the Underwriters and any stamp duties or other taxes incurred by the Underwriters in connection therewith.

3. The obligations of UBS-FinSvc hereunder shall be subject to the conditions that (a) the representations and warranties of the Transaction Entities herein are true and correct as of the Initial Delivery Date and (b) the conditions in Section 7 of the Underwriting Agreement have been complied with.

4. The Transaction Entities, jointly and severally, will indemnify and hold harmless UBS-FinSvc against any losses, claims, damages or liabilities to which UBS-FinSvc may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage or liability (1) arises out of or is based upon (i) any of the matters referred to in Section 8(a) of the Underwriting Agreement or (ii) any untrue statement or alleged untrue statement of a material fact contained in any material prepared by or on behalf or with the consent of the Company for distribution to Directed Share Participants in connection with the Directed Share Program or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (2) is or was caused by the failure of any Directed Share Participant to pay for and accept delivery of Reserved Stock that the Directed Share Participant has agreed to purchase; or (3) otherwise arises out of or is based upon the Directed Share Program, provided, however, that the Transaction Entities shall not be responsible under this clause (3) for any loss, claim, damage or liability that is finally judicially determined to have resulted from the gross negligence, bad faith or willful misconduct of UBS-FinSvc in conducting the Directed Share Program.

5. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

DuPont Fabros Technology, Inc.

By:
Name:
Title:

DuPont Fabros Technology, L.P.

By:
Name:
Title:

Accepted as of the date hereof:
UBS Securities LLC

By:

By: